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                                                                EXHIBIT 10.8.1

                              BANPONCE CORPORATION

                                SENIOR EXECUTIVE

                            LONG TERM INCENTIVE PLAN

                                    DOCUMENT
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                                   ARTICLE 1

                                    PURPOSE

1.1 Effective as of January 1, 1994, BanPonce Corporation adopted the BanPonce Corporation Senior Executive Long Term Incentive Plan to provide incentive compensation to selected employees.

1.2         The purpose of the Plan is to promote the success of the
            Corporation by:

            (a) attracting, and retaining persons of ability as Senior Executives of the Corporation;

            (b) offering a long term incentive opportunity, that together with other forms of remuneration, provides total compensation that is similar to that of the Peer Group;

            (c) motivating Senior Executives by rewarding good performance and encouraging greater focus on the Corporation's long term objectives; and

            (d) providing Senior Executives with the opportunity to obtain an interest in the Corporation parallel to that of the Corporation's shareholders through stock ownership.





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                                   ARTICLE 2

                                  DEFINITIONS

2.1 "Average Closing Price" means the average of the closing price, as reported in the NASDAQ National Market Issues, on each Friday of the months of November and December preceding the beginning of the Plan Year, and January and February following the Beginning of the Plan Year.

2.2 "Beneficiary" means the beneficiary or beneficiaries designated by the Participant to receive the amount, if any, payable under the Plan upon the death of a Participant.

2.3         "Board of Directors" means the Board of Directors of BanPonce
            Corporation.

2.4         "Committee" means the Human Resources and Compensation Committee.

2.5 "Corporation" means BanPonce Corporation and/or its divisions, wholly-owned subsidiaries which adopt this Plan, and any successor to Banponce Corporation by merger, purchase, reorganization, or otherwise.

2.6 "Disability" means the total and permanent inability to perform services for the Corporation as determined under the Long Term Disability (LTD) plan which the Corporation sponsors, and the receipt of benefits under that LTD plan.

2.7 "Discharge for Cause" means discharge from the Corporation because of conviction of a felony, embezzlement of Corporation funds, fraud, or repeated acts of willful dishonesty which have a material adverse effect upon the Corporation.





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2.8         "Effective Date" means January 1, 1994.

2.9         "Employee" means an employee of the Corporation.

2.10 "Human Resources and Compensation Committee" means the committee appointed by the Board of Directors to determine and administer various human resource and compensation matters and plans for Employees of the Corporation.

2.11 "Incentive Payment" means the award paid to the Participant at the conclusion of a Plan Year as determined under the terms of Article 4.

2.12 "Measurement" means the definition of the full amount or multiple of the Incentive Payment that may be made if the Target is attained or is exceeded under the terms of Article 4.

2.13 "Participant" means a Senior Executive who has met the eligibility requirements for participation in this Plan pursuant to Article 3.

2.14 "Peer Group" means the peer group of similar institutions selected by the Committee for purposes of performance comparison in the annual proxy.

2.15 "Plan Year" means a three year period beginning on January 1st of the first year and ending on December 31st of the third year. The first Plan Year is January 1, 1994 through December 31, 1996.

2.16        "President and CEO" means the President and CEO of BanPonce
            Corporation.

2.17 "Plan" means the BanPonce Corporation Senior Executive Long Term Incentive Plan.





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2.18        "Retirement" means separation from service as a retiree eligible to immediately receive benefits under a qualified defined benefit retirement plan (retirement benefits may be postponed without affecting this definition of retirement) sponsored by the Corporation, or if no such plan exists, separation from service after age 55.

2.19        "Rules" means the Rules for the Plan Year as described in Article
            4.

2.20 "Senior Executive" means the President and CEO of the Corporation, those Employees with the title of Executive Vice- President who report to the President and CEO. It also means other Employees of the Corporation whose decisions determine the long term strategic policies and performance of the Corporation who may be selected by the President and CEO as potential Participants in the Plan pursuant to the terms of Article 3.

2.21        "Stock" means the regular common stock of BanPonce Corporation.

2.22 "Target" means the goal to be reached to permit an incentive payment under the Plan as determined under Article 4.





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                                   ARTICLE 3

                                 PARTICIPATION

3.1 Prior to the beginning of each Plan Year, or within three months thereafter, the President and CEO shall select and recommend Senior Executives (excluding the position of President and CEO) for participation in the Plan for approval by the Committee. If an Employee is promoted to a Senior Executive position, or if a Senior Executive is hired after the President and CEO has made a recommendation for the Plan Year and the Committee's approval has been granted, the President and CEO may submit a subsequent recommendation for approval by the Compensation Committee provided that such submission is made within the first six months of the Plan Year.

            The Committee shall decide the eligibility of the President and CEO.

3.2 Upon qualifying for participation, the Senior Executive shall be notified in writing by the President and CEO; or in regard to the position of the President and CEO, by the Committee.

3.3 Once approved for participation in the Plan, a Senior Executive shall continue as a Participant for:

            (a) the Plan Year for which the Senior Executive was originally recommended and approved for participation, and

            (b)  future Plan Years.





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3.4         Participation in future Plan Years will cease if:

            (a) the Senior Executive changes position and is no longer a Senior Executive at the beginning of a new Plan Year, or

            (b) a specific recommendation is made by the President and CEO to remove the Senior Executive from participation in future Plan Years and that recommendation is approved by the Committee; or in regard to the position of President and CEO, the Committee decides that participation in future years shall cease.

            The President and CEO, or the Committee in regard to the position of President and CEO, shall notify the affected Senior Executive in writing that participation in future Plan Years has ceased.





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                                   ARTICLE 4

                              LONG TERM INCENTIVES

4.1 Prior to the beginning of a Plan Year, or within three months thereafter, the President and CEO shall recommend Rules for the Plan Year for approval by the Committee. The Rules shall include all aspects of the Plan's operation for the Plan Year in question as described in the following paragraph.

4.2 The Plan shall make Incentive Payments to the Participants based on the following:

            (a) at the beginning of each Plan Year, the Rules shall ascertain a set percentage of base salary (in effect at the beginning of the Plan Year) to be the basis for the initial step in the determination of the Incentive Payment.

            (b) the dollar amount calculated in (a) above shall be used to determine the number of shares of Stock to be used as the basis for the ultimate Incentive Payment for the Plan Year. The number of shares shall be computed by dividing the dollar amount in (a) above by the Average Closing Price. Fractional shares will be permitted.

            (c) the Rules shall define and set the Target to be used for the Plan Year in the Rules. The Target shall be financial, developmental, quantative, qualitative (or a combination of such factors) in nature and if attained, shall promote the long term success of the Corporation.

            (d) the Rules shall define the Measurement to be used in relation to the Target for each Plan Year. The Measurement is based on the Target (the desired





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                 achievement level at which 100% of the Incentive Payment is made), and a leverage factor (a factor or formula by which the Incentive Payment is multiplied if the Target is exceeded).

            (e) the President and CEO may make a recommendation, for all positions except that of President and CEO, for approval by the Committee, to change the Target or Measurement at any time. Such change would only provide increased potential for an Incentive Payment, to reflect special opportunities and/or circumstances that were unknown at the beginning of the Plan Year which would otherwise limit or prohibit an Incentive Payment from being paid. The Committee may make a similar decision with respect to the President and CEO.
.
            (f) dividends that would be payable on the shares of Stock, if they were held by the Participant, will be credited to a bookkeeping account maintained by the Committee and become part of the Incentive Payment. Dividends will be reinvested in shares of Stock using the closing price on the NASDAQ National Market Issues on the day the dividend is paid. Fractional shares are permitted.

            (g) based on performance in relation to the Target and Measurement, the Committee will calculate the Incentive Payment to be made to each Participant. The Incentive Payment shall equal: the number of shares of Stock computed for the Participant (including shares equal to those representing reinvested dividends) multiplied by the Measurement criteria.

            (h) the President and CEO may recommend, for all positions except that of President and CEO, a discretionary Incentive Payment be paid, to reflect special opportunities and/or circumstances that were unknown at the beginning of the Plan





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                 Year.  The Committee shall have the ability to make a similar decision with regard to the President and CEO.

4.3 The Incentive Payment shall be made within 60 days after the results from BanPonce Corporation and the Peer Group of the last fiscal year that makes up the Plan Year are known.

4.4 The Incentive Payment shall be made in Stock, or at the discretion of the Participant, a portion may be paid in cash equal to the estimated tax due on the Incentive Payment. The Committee shall provide for the withholding of any income taxes as prescribed by law or regulation, or as requested by the Participant.





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                                   ARTICLE 5

                            SEPARATION FROM SERVICE

5.1 If a Participant separates from service due to Retirement, Disability, or Death, the Participant or Beneficiary shall receive each Plan Year's Incentive Payment. Incentive Payments will be determined on a pro-rated basis as of the separation from service date, or Payment for every Plan Year which had begun prior to separation. It is assumed target was 100% met for every plan year or percentage of completion.

5.2 If a Participant separates from service through resignation from employment or is the subject of a Discharge for Cause, no Incentive Payments shall be made subsequent to such separation from service.





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                                   ARTICLE 6

                                GENERAL MATTERS

6.1 The Plan shall be administered by the Committee. As the administrator, the Committee shall be vested with the general administration of the Plan including the exclusive right to interpret the Plan. The decisions, actions, and records of the Committee shall be conclusive and binding upon the Corporation and all persons having or claiming to have an interest in or under the Plan.

6.2 The Committee shall be assisted by the Senior Vice President of Human Resources, and may appoint another officer of the Corporation, to attend to the day-to-day administration of the Plan.

6.3         All expenses of the Plan will be paid by the Corporation.

6.4 The Corporation will purchase shares of Stock to act as the basis for the Incentive Payments. Such shares shall be held as treasury shares of the Corporation.

6.5 The Plan may be amended or terminated at any time by the Board of Directors of the Corporation. However, no Plan amendment or termination may have an adverse impact upon the rights of any Participant to any Incentive Payment yet to be paid.

6.6 If a Change of Control takes place, the full Incentive Payment for all Plan Years that have not yet been made will be paid to the Participants immediately upon the Change of Control. The Committee in place prior to the Change of Control will continue to be the Committee to administer the Plan until all such Incentive Payments, now due, have been made.





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6.7         The Plan will not affect the Participant's rights to participate in any other plan or program sponsored by the Corporation.

6.8         The Plan gives no employment rights to the Participant.

6.9 Participants shall have no right, title, or interest in any Stock or dividends that may have been purchased by the Corporation to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive an Incentive Payment under the Plan, such right shall be no greater than that of an unsecured creditor of the Corporation.

6.10 Notwithstanding the preceding paragraph, if the Corporation shall establish a trust to hold the assets of the Plan, if any, then the terms and conditions of that trust shall govern the rights of Participants to any funds or assets.

6.11 The Plan shall be binding on any successor company or companies in the event of the sale, merger, or other restructuring of the Corporation. In the event of the sale of a division or subsidiary of the Corporation, the Plan shall be binding on the purchasing company. For purposes of this paragraph, the word "sale" shall include the sale of assets so as to in effect be a sale of the division or subsidiary of the Corporation or the Corporation itself.

6.12 The Plan is to be operated under the law of the Commonwealth of Puerto Rico.

6.13 The Plan is not designed to fall under the law or regulations of the Employee Retirement Income Security Act of 1974 (ERISA) as amended from time to time.





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